                 NEW YORK LIFE INSURANCE AND ANNUITY CORPORATION
                            (A Delaware Corporation)
                      Executive Office - 51 Madison Avenue
                               New York, NY 10010


THE CORPORATION New York Life Insurance and Annuity Corporation (NYLIAC) will pay the benefits of this policy in accordance with its provisions. The following pages are also a part of this policy.

ANNUITY BENEFIT ON THE ANNUITY COMMENCEMENT DATE, THE ACCUMULATION VALUE WILL BE APPLIED TO PROVIDE A MONTHLY INCOME PAYMENT, AS STATED IN THE ANNUITY BENEFIT SECTION.

RIGHT TO RETURN POLICY PLEASE EXAMINE YOUR POLICY. WITHIN 10 DAYS (OR LONGER IF REQUIRED BY STATE LAW) AFTER DELIVERY, YOU MAY RETURN IT TO THE CORPORATION OR TO THE REGISTERED REPRESENTATIVE THROUGH WHOM IT WAS PURCHASED, WITH A WRITTEN REQUEST FOR A CANCELLATION. UPON RECEIPT OF THIS REQUEST, WE WILL PROMPTLY CANCEL THIS POLICY AND REFUND THIS POLICY'S ACCUMULATION VALUE LESS ANY PREMIUM CREDIT WE HAVE CREDITED TO THIS POLICY. THE AMOUNT REFUNDED TO YOU MAY BE MORE OR LESS THAN THE PREMIUM PAYMENT(S).

PAYMENT OF PREMIUMS At any time before the Annuity Commencement Date and during the lifetime of the Annuitant and Owner, premiums may be paid at any interval or by any method we make available. Premium Payments are subject to the limitations defined in this policy. The initial Premium Payment is shown on the Policy Data Page.

REPORT TO OWNER At least once each Policy Year, New York Life Insurance and Annuity Corporation will provide a report in connection with this policy. The report will tell the Owner how much Accumulation Value there is as of the end of the reporting period. It will also give the Owner any other facts required by state law or regulations.

This policy is issued as of the Issue Date shown on the Policy Data Page.

/s/ [Illegible]
--------------------------
    President

/s/ Catherine A. Marrion
--------------------------
    Secretary






FLEXIBLE PREMIUM DEFERRED VARIABLE ANNUITY

Monthly Income Payments Begin On The Annuity Commencement Date.
Premiums May Be Paid During The Annuitant's Lifetime, As Defined Herein. THE AMOUNT OF ANY ACCUMULATION VALUE MAY INCREASE OR DECREASE BASED ON THE INVESTMENT EXPERIENCE OF THE SEPARATE ACCOUNT.
ACCUMULATION VALUES BASED ON THE PERFORMANCE OF THE SEPARATE ACCOUNT ARE VARIABLE AND ARE NOT GUARANTEED AS TO DOLLAR AMOUNT.

A Stock Company Incorporated in Delaware.

Policy Is Non-Participating.

203-195                           SPECIMEN COPY

                                   POLICY DATA































203-195                                                         PAGE 2

                 NEW YORK LIFE INSURANCE AND ANNUITY CORPORATION
                     51 MADISON AVENUE - NEW YORK, NY 10010

                                   POLICY DATA

ANNUITANT         --       JOHN DOE                      AGE: 55         MALE
POLICY NUMBER     --       00 000 000
POLICY DATE       --       FEBRUARY 1, 2003
OWNER             --       THE ANNUITANT
PLAN              --       NON-QUALIFIED

ALLOCATION ALTERNATIVES:

INVESTMENT DIVISIONS
MainStay VP American Century Income & Growth
MainStay VP Bond
MainStay VP Capital Appreciation
MainStay VP Cash Management
MainStay VP Convertible
MainStay VP Dreyfus Large Company Value
MainStay VP Eagle Asset Management Growth Equity
MainStay VP Equity Income
MainStay VP Government
MainStay VP Growth Equity
MainStay VP High Yield Corporate Bond
MainStay VP Indexed Equity
MainStay VP International Equity
MainStay VP Lord Abbett Developing Growth
MainStay VP Mid-Cap Core
MainStay VP Mid-Cap Growth
MainStay VP Small-Cap Growth
MainStay VP Total Return
MainStay VP Value
Alger American Small Capitalization
Calvert Social Balanced
Dreyfus IP Technology Growth (Initial Shares)
Fidelity VIP Contrafund(R)
Fidelity VIP Equity-Income
Janus Aspen Series Balanced
Janus Aspen Series Worldwide Growth
MFS(R) Investors Trust Series
MFS(R) Research Series
Van Kampen UIF Emerging Markets Equity
T. Rowe Price Equity Income
Van Eck Worldwide Hard Assets

FIXED ACCOUNT
1-Year Fixed Account

DOLLAR COST AVERAGING (DCA) ADVANTAGE PLAN
6-Month DCA Advantage Plan Account

PREMIUM PAYMENTS
Initial Premium Payment:                           $2,000
Initial Premium Payment Date:                      February 1, 2003
Planned Additional Premiums:                       $2,000 - Monthly

INTEREST RATES
Minimum Guaranteed Fixed Account Interest Rate:                  3%
Minimum Guaranteed DCA Advantage Plan Account Interest Rate:     3%

PREMIUM CREDIT RATE
Minimum Guaranteed Premium Credit Rate:            2%
Current Premium Credit Rate:                       3% of Initial Premium Payment


ANNUITY COMMENCEMENT DATE:                         February 1, 2033

DATE OF ISSUE:        February 5, 2003


203-195                                                         PAGE 2

                                   POLICY DATA
                               (Page 2 continued)


SEPARATE ACCOUNT MORTALITY AND EXPENSE RISK FEE
AND ADMINISTRATIVE CHARGES:                        1.75%

SURRENDER CHARGE SCHEDULE:
Payment Year         Percentage               Payment Year          Percentage
         1                   8%                       5                     6%
         2                   8%                       6                     5%
         3                   8%                       7                     4%
         4                   7%                       8                     3%


MINIMUMS:

Minimum additional Premium Payment:                                                                     $2,000

Minimum Partial Withdrawal amount:                                                                      $500

Minimum Accumulation Value after a Partial Withdrawal:                                                  $2,000

Minimum Interest Sweep transfer:                                                                        No Minimum

Minimum amount of a Premium Payment that can be allocated to an Allocation Alternative:                 $100

Minimum transfer amount from the Fixed Account, excluding the Interest Sweep:                           $500

Minimum transfer amount from the Investment Divisions:                                                  $500

Minimum Traditional Dollar Cost Averaging option transfer amount:                                       $100

Minimum Automatic Asset Reallocation transfer amount:                                                   No Minimum

Minimum balance that must be maintained in an Investment Division after a transfer is made:             $500

Minimum balance that must be maintained in the Fixed Account after a transfer is made:                  $500

Minimum Accumulation Value required to elect the Traditional Dollar Cost Averaging or
Automatic Asset Reallocation option:                                                                    $2,500

Minimum Fixed Account Accumulation Value required to elect the Interest Sweep option:                   $2,500

Minimum amount of a Premium Payment that can be allocated to the DCA Advantage
Plan Account:                                                                                           $5,000

Minimum additional Premium Payment that can be allocated to the DCA Advantage
Plan Account:                                                                                           $5,000


Maximum charge for each transfer made to or from an Allocation Alternative after the
FIRST TWELVE (12) TRANSFERS IN A POLICY YEAR:                                                           $30

MAXIMUM AGE FOR WHICH ADDITIONAL PREMIUM PAYMENTS MAY BE MADE:                                           80


DATE OF ISSUE:   February 5, 2003

203-195                                                         PAGE 2

                                   POLICY DATA
                               (Page 2 continued)


The sum of all transfers from the Fixed Account, including the Interest Sweep option transfers, in a Policy Year may not be greater than 20% of the Accumulation Value in the Fixed Account as of the beginning of the Policy Year.

POLICY SERVICE CHARGE: The sum of $30 may be deducted from the Accumulation Value on each Policy Anniversary and on the date the Policy is surrendered. However, this fee is waived if on the Policy Anniversary or on the date of surrender the Accumulation Value is $100,000 or greater. The Policy Service Charge is deducted from each Allocation Alternative and the DCA Account in proportion to its percentage of the Accumulation Value on each Policy Anniversary and on the date of surrender.





RIDERS:

ENHANCED DEATH BENEFIT
Maximum Earnings Enhancement Benefit Rate:      100% of Adjusted Premium Payment
Guaranteed Earnings Enhancement Benefit Rate:    50% of Gain

INVESTMENT PROTECTION PLAN
The earliest date you are eligible to exercise this rider is on the tenth (10th) Policy Anniversary.






























DATE OF ISSUE:        February 5, 2003

203-195                                                                  PAGE 2

                           READ THIS POLICY CAREFULLY


         This is a legal contract between the Owner and the Corporation.


























203-195                                                         PAGE 3

                                    WE & YOU

In this policy, the words "we," "our," "us," "Corporation" and "NYLIAC" refer to New York Life Insurance and Annuity Corporation, and the words "you" and "your" refer to the Owner of this policy.

When you write to us, please include the policy number, your full name and your current address.



                                    CONTENTS

------------------------------------------------------------------------------

POLICY DATA..................................................................2

DEFINITIONS..................................................................6

SECTION ONE - ANNUITY BENEFIT................................................9

1.1 WHEN WILL INCOME PAYMENTS BEGIN?.........................................9
1.2 MAY THE ANNUITY COMMENCEMENT DATE BE CHANGED?............................9

SECTION TWO - INCOME PAYMENTS OF POLICY PROCEEDS.............................9

2.1 HOW ARE INCOME PAYMENTS MADE?............................................9
2.2 HOW ARE PAYMENTS MADE UNDER THE LIFE INCOME PAYMENT OPTION?..............9
2.3 HOW ARE LIFE INCOME PAYMENT AMOUNTS DETERMINED?..........................9
2.4 ARE THERE ANY OTHER METHODS OF INCOME PAYMENT?..........................10

SECTION THREE - ANNUITANT, OWNER, BENEFICIARY...............................10

3.1 WHAT ARE THE RIGHTS OF OWNERSHIP OF THIS POLICY?........................10
3.2 MAY THE OWNER BE DIFFERENT FROM THE ANNUITANT?..........................10
3.3 HOW DO YOU CHANGE THE OWNER OF THIS POLICY?.............................10
3.4 MAY MORE THAN ONE BENEFICIARY BE NAMED?.................................10
3.5 MAY YOU CHANGE A BENEFICIARY?...........................................10
3.6 WHAT HAPPENS IF THE ANNUITANT DIES BEFORE THE ANNUITY
    COMMENCEMENT DATE?......................................................10
3.7 WHAT HAPPENS IF THE ANNUITANT DIES AFTER THE ANNUITY
    COMMENCEMENT DATE?......................................................10
3.8 WHAT HAPPENS IF YOU DIE BEFORE THE ANNUITY COMMENCEMENT DATE?...........11
3.9 WHAT HAPPENS IF YOU DIE AFTER THE ANNUITY COMMENCEMENT DATE?............11
3.10 DOES A BENEFICIARY HAVE TO ACCEPT THE ACCUMULATION VALUE OF
     THIS POLICY AT YOUR DEATH?.............................................11
3.11 WHAT HAPPENS IF YOUR SPOUSE IS THE BENEFICIARY?........................11
3.12 WHAT HAPPENS IF A BENEFICIARY WHO IS RECEIVING INCOME
     PAYMENTS DIES?.........................................................11
3.13 WHAT HAPPENS IF NO BENEFICIARY SURVIVES THE ANNUITANT?.................11

SECTION FOUR - PREMIUM PAYMENTS.............................................12

4.1 HOW ARE PREMIUM PAYMENTS CREDITED?......................................12
4.2 ARE THERE ANY LIMITATIONS REGARDING THE AMOUNTS AND FREQUENCY
    OF PREMIUM PAYMENTS?...................................12
4.3 HOW ARE PREMIUM PAYMENTS ALLOCATED?.....................................12
4.4 MAY THE ALLOCATION ALTERNATIVES FOR PREMIUM PAYMENTS BE CHANGED?........12
4.5 MAY THE CORPORATION TERMINATE THIS POLICY?..............................12

SECTION FIVE - ACCUMULATION VALUE...........................................12

5.1 WHAT IS THE PREMIUM CREDIT AND HOW IS IT CREDITED?......................12
5.2 CAN THE PREMIUM CREDIT BE DEDUCTED FROM THE ACCUMULATION VALUE?.........12
5.3 HOW IS THE ACCUMULATION VALUE CALCULATED?...............................12

SECTION SIX - CHARGES AND DISTRIBUTIONS.....................................13

6.1 WHEN CAN YOU SURRENDER THIS POLICY?.....................................13
6.2 WHEN CAN YOU MAKE A PARTIAL WITHDRAWAL FROM THIS POLICY?................13
6.3 WHEN WILL A PARTIAL WITHDRAWAL OR SURRENDER BE PROCESSED?...............13
6.4 HOW MUCH IS THE SURRENDER CHARGE?.......................................14
6.5 ARE SURRENDER CHARGES EVER WAIVED?......................................14
6.6 ARE SERVICE CHARGES DEDUCTED FROM YOUR POLICY?..........................14
6.7 WHEN ARE STATE PREMIUM TAXES DEDUCTED FROM YOUR POLICY?.................14



203-195                                                         PAGE 4

SECTION SEVEN - SEPARATE ACCOUNT............................................14

7.1 HOW IS THE SEPARATE ACCOUNT ESTABLISHED AND MAINTAINED?.................14
7.2 HOW ARE THE SEPARATE ACCOUNT ASSETS INVESTED?...........................14
7.3 TO WHOM DO THE ASSETS IN THE SEPARATE ACCOUNT BELONG?...................15
7.4 HOW WILL THE ASSETS OF THE SEPARATE ACCOUNT BE VALUED?..................15
7.5 CAN WE TRANSFER ASSETS OF THE SEPARATE ACCOUNT TO ANOTHER
    SEPARATE ACCOUNT?.......................................................15
7.6 WHAT OTHER RIGHTS DO WE HAVE?...........................................15
7.7 CAN A CHANGE IN THE OBJECTIVE OF THE FUND BE MADE?......................15
7.8 IF THE ASSETS IN THE SEPARATE ACCOUNT BELONG TO US, WHAT DO
    YOUR PREMIUM PAYMENTS PURCHASE?.........................................15
7.9 HOW IS THE NUMBER OF ACCUMULATION UNITS DETERMINED?.....................15
7.10 HOW IS THE VALUE OF AN ACCUMULATION UNIT DETERMINED?...................16
7.11 CAN YOU TRANSFER FROM THE INVESTMENT DIVISIONS TO THE DCA
     ADVANTAGE PLAN ACCOUNT?................................................16
7.12 CAN YOU TRANSFER BETWEEN INVESTMENT DIVISIONS AND TO THE
     FIXED ACCOUNT?.........................................................16
7.13 HOW DO YOU TRANSFER THE ACCUMULATION VALUE BETWEEN INVESTMENT
     DIVISIONS AND TO THE FIXED ACCOUNT?....................................16
7.14 ARE THERE LIMITS ON WHAT YOU MAY TRANSFER BETWEEN INVESTMENT
     DIVISIONS AND TO THE FIXED
ACCOUNT?....................................................................17

SECTION EIGHT - FIXED ACCOUNT...............................................17

8.1 HOW ARE THE FIXED ACCOUNT ASSETS INVESTED?..............................17
8.2 HOW IS THE FIXED ACCOUNT VALUED?........................................17
8.3 CAN TRANSFERS BE MADE FROM THE FIXED ACCOUNT TO THE DCA
    ADVANTAGE PLAN ACCOUNT?.................................................17
8.4 CAN TRANSFERS BE MADE FROM THE FIXED ACCOUNT TO THE INVESTMENT
    DIVISIONS?..............................................................17
8.5 HOW DO YOU TRANSFER THE FIXED ACCUMULATION VALUE TO THE
    INVESTMENT DIVISIONS?...................................................17
8.6 HOW WILL PARTIAL WITHDRAWALS AND TRANSFERS BE DEDUCTED FROM
    THE FIXED ACCOUNT?......................................................18

SECTION NINE - DCA ADVANTAGE PLAN...........................................18

9.1 HOW ARE THE DCA ADVANTAGE PLAN ACCOUNT ASSETS INVESTED?.................18
9.2 HOW IS THE DCA ADVANTAGE PLAN ACCOUNT VALUED?...........................18
9.3 CAN TRANSFERS BE MADE FROM THE DCA ADVANTAGE PLAN ACCOUNT TO
    THE FIXED ACCOUNT?......................................................18
9.4 HOW DO YOU TRANSFER THE DCA ADVANTAGE PLAN ACCOUNT VALUE TO THE
    INVESTMENT DIVISIONS?...................................................18
9.5 HOW WILL PARTIAL WITHDRAWALS AND TRANSFERS BE DEDUCTED FROM
    THE DCA ADVANTAGE PLAN ACCOUNT?.........................................19

SECTION TEN - GENERAL PROVISIONS............................................19

10.1 WHAT CONSTITUTES THE ENTIRE CONTRACT?..................................19
10.2 HOW IMPORTANT IS THE INFORMATION YOU PROVIDE FOR THIS POLICY?..........19
10.3 WILL WE BE ABLE TO CONTEST THIS POLICY?................................19
10.4 HOW ARE THE DATES REFERRED TO IN THIS POLICY MEASURED?.................19
10.5 HOW IS A PERSON'S AGE CALCULATED FOR THE PURPOSE OF THIS POLICY?.......19
10.6 WHAT HAPPENS IF IN THIS POLICY WE REFER TO A PERSON'S AGE OR
     SEX INCORRECTLY?.......................................................19
10.7 MAY YOU ASSIGN OR TRANSFER YOUR POLICY?................................19
10.8 HOW DO YOU ASSIGN THIS POLICY?.........................................19
10.9 MAY THE ASSIGNEE CHANGE THE OWNER, ANNUITANT, OR BENEFICIARY?..........19
10.10 ARE THE PAYMENTS MADE UNDER THE TERMS OF THIS POLICY PROTECTED
      AGAINST CREDITORS?....................................................20
10.11 HOW SHOULD PAYMENTS FOR THIS POLICY BE MADE?..........................20
10.12 HOW IS GUARANTEED INTEREST CALCULATED FOR THIS POLICY?................20
10.13 IS THIS POLICY SUBJECT TO ANY LAW?....................................20
10.14 ARE THERE ANY DIVIDENDS PAYABLE UNDER THIS POLICY?....................20





203-195                                                         PAGE 5

                                   DEFINITIONS


ACCUMULATION UNIT: An accounting unit used to calculate the Variable Accumulation Value prior to the Annuity Commencement Date. Each Investment Division of the Separate Account has a distinct Accumulation Unit value.

ACCUMULATION VALUE: The Variable Accumulation Value, if any, plus the Fixed Account Accumulation Value, if any, plus the Dollar Cost Averaging (DCA) Advantage Plan Account Accumulation Value, if any, of a policy for any Valuation Period.

AGE: The attained age on your last birthday.

ALLOCATION ALTERNATIVES: The Investment Divisions of the Separate Account and the Fixed Account constitute the Allocation Alternatives.

ANNUITANT: The person named on the Policy Data Page and whose life determines the Income Payments, and upon whose death prior to the Annuity Commencement Date benefits under this policy may be paid.

ANNUITY COMMENCEMENT DATE: The date on which the first Income Payment under this policy is to be made.

BENEFICIARY: The person or an entity having the right to receive the death benefit set forth in this policy and who is the "designated Beneficiary" for purposes of Section 72 of the Internal Revenue Code in the event of the Annuitant's or Owner's death.

BUSINESS DAY: Generally, any day on which the New York Stock Exchange is open for trading. Our Business Day ends at 4:00 p.m. Eastern Time or the closing of the New York Stock Exchange, if earlier.

CORPORATION ("NYLIAC, WE, US, OUR"): New York Life Insurance and Annuity Corporation, which is a wholly-owned Delaware subsidiary of New York Life Insurance Company.

DOLLAR COST AVERAGING (DCA) ADVANTAGE PLAN ACCOUNT: An account used specifically for the Dollar Cost Averaging Advantage Plan, as shown on the Policy Data Page.

DOLLAR COST AVERAGING (DCA) ADVANTAGE PLAN: A feature that permits you to transfer amounts from the DCA Advantage Plan Account to the Investment Divisions and/or to the Fixed Account in proportional periodic amounts. The assets in the DCA Advantage Plan Account are not part of the Separate Account of New York Life Insurance and Annuity Corporation. The DCA Advantage Plan Account Accumulation Value is supported by assets in the General Account of the Corporation, which are subject to the claims of its general creditors. The DCA Advantage Plan Account that is available under the DCA Advantage Plan is shown on the Policy Data Page.

DOLLAR COST AVERAGING (DCA) ADVANTAGE PLAN ACCOUNT ACCUMULATION VALUE: The sum of the Premium Payments allocated to the DCA Advantage Plan Account, plus any Premium Credits and interest credited on those Premium Payments and Premium Credits, less transfers and any Partial Withdrawals from the DCA Advantage Plan Account, and less any Surrender Charges, Service Charges and rider charges that may have already been assessed from the DCA Advantage Plan Account.

ELIGIBLE PORTFOLIOS ("PORTFOLIOS"): The mutual fund portfolios of the Fund, which are available for investment by the Investment Divisions of the Separate Account, as shown on the Policy Data Page.

FIXED ACCOUNT: Assets in the Fixed Account are not part of the Separate Account of New York Life Insurance and Annuity Corporation. The Fixed Account Accumulation Value is supported by assets in the General Account of the Corporation, which are subject to the claims of its general creditors.

FIXED ACCOUNT ACCUMULATION VALUE: The sum of Premium Payments and transfers allocated to the Fixed Account, plus any Premium Credits and interest credited on those Premium Payments, Premium Credits, and transfers, less transfers and any Partial Withdrawals from the Fixed Account, and less any Surrender Charges, Service Charges and rider charges that may have already been assessed from the Fixed Account.

FUND: MainStay VP Series Fund, Inc., a diversified open-end management investment company registered under the Investment Company Act of 1940, and any other registered open-end management investment company which offers Eligible Portfolios.

GENERAL ACCOUNT: Includes all of NYLIAC's assets except those assets specifically allocated to the Separate Account.


203-195                                                         PAGE 6

INCOME PAYMENTS: Payments made by NYLIAC to the named Payee, generally after the Annuity Commencement Date.

INVESTMENT DIVISION ("DIVISION"): A division of the Separate Account. Each Investment Division invests exclusively in shares of a specified Eligible Portfolio.

ISSUE DATE: The date this policy is executed.

OWNER ("YOU, YOUR"): The person(s) or an entity designated as the Owner in this policy, or as subsequently changed, and upon whose death prior to the Annuity Commencement Date benefits under this policy may be paid. If NYLIAC issues a jointly owned policy, ownership rights and privileges under this policy must be exercised jointly and benefits under this policy will be paid upon the death of any joint owner.

PARTIAL WITHDRAWAL: Any part of the Accumulation Value paid to you, at your request, in accordance with the terms of this policy.

PAYEE: A recipient of payments under this policy, generally the owner.

POLICY ANNIVERSARY: An anniversary of the Policy Date displayed on the Policy Data Page.

POLICY DATA PAGE: Page (2) of this policy, containing the policy specifications.

POLICY DATE: The date from which Policy Years, quarters, months, and anniversaries are measured. It is shown on the Policy Data Page.

POLICY YEAR: A year commencing on the Policy Date. Subsequent Policy Years begin on each Policy Anniversary unless otherwise indicated.

PREMIUM CREDIT: An additional crediting to this policy's Accumulation Value. The Premium Credit is calculated as a percentage (the "Premium Credit Rate") of each Premium Payment. The Premium Credit Rate will never be less than the rate shown on the Policy Data Page. The Premium Credit will be applied to this policy's Accumulation Value concurrent with the Premium Payment received.

PREMIUM PAYMENT: An amount paid to the Corporation as consideration for the benefits provided by this policy.

PROPORTIONAL WITHDRAWAL: An amount equal to the amount withdrawn from this policy divided by this policy's Accumulation Value immediately preceding the withdrawal, multiplied by the reset value immediately preceding the withdrawal.

PURCHASE DATE: The Business Day on which a Premium Payment is received by us and credited under this policy.

PURCHASE YEAR: A year as measured from the Purchase Date of the initial Premium Payment or from the Purchase Date of any additional Premium Payments made.

QUALIFIED PLANS: A retirement plan under Section 219, 401(a), 403(b), or 408 of the Internal Revenue Code.

RESET ANNIVERSARY: The anniversary occurring every year on the Policy Date until either the Owner or the Annuitant is age 80. On the first Policy Anniversary, the Policy Date as shown on the Policy Data Page, will be used as the prior Reset Anniversary.

RESET VALUE: The Reset Value on the first Policy Anniversary is the greater of
a) the Accumulation Value of this Policy; and b) the total of the Premium Payments made to this Policy, less any Proportional Withdrawals, Surrender Charges on those Proportional Withdrawals, less any rider charges since the prior Reset Anniversary. The value calculated on the second and subsequent Reset Anniversary is based on a comparison between: (a) the Accumulation Value on the current Reset Anniversary, and (b) the Reset Value on the prior Reset Anniversary, plus any Premium Payments since the prior Reset Anniversary date, less any Proportional Withdrawals, Surrender Charges on those Proportional Withdrawals, and less any rider charges since the last Reset Anniversary date. The greater of the compared values will be the new Reset Value.

RMD AUTOMATED OPTION: The calculation and automatic processing of the Required Minimum Distribution (RMD) under certain Qualified Plans on a scheduled interval (monthly, quarterly, semi-annually, or annually) or on an interval made available by us to meet the Internal Revenue Service (IRS) requirements. RMD is an amount that the IRS requires the owners of certain Qualified Plans to withdraw each year generally commencing with the year the owner attains age 70 1/2.

SEPARATE ACCOUNT: A Separate Account established by the Corporation into which assets are placed for the purchasers of this class of policies.



203-195                                                         PAGE 7

SURRENDER CHARGE: An amount charged by the Corporation during the first eight Purchase Years after any Premium Payment is made, occurring when a Partial Withdrawal of the Accumulation Value is made or when this policy is surrendered for its Accumulation Value.

VALUATION PERIOD: The period from the close of the immediately preceding Business Day to the close of the current Business Day.

VARIABLE ACCUMULATION VALUE: The sum of the products of the current Accumulation Unit's value for each of the Investment Divisions multiplied by the number of Accumulation Units held in the respective Investment Divisions.






























203-195                                                         PAGE 8

                          SECTION ONE - ANNUITY BENEFIT

1.1 WHEN WILL INCOME PAYMENTS BEGIN?

We will apply the Accumulation Value of this policy to the Life Income Payment Option and make Income Payments to you each month beginning on the Annuity Commencement Date shown on the Policy Data Page. These payments will be made in accordance with the `Income Payments Of Policy Proceeds' section of this policy. Income Payments will begin if you and the Annuitant, if you are not the Annuitant, are alive and if this policy is in force on that date.

1.2 MAY THE ANNUITY COMMENCEMENT DATE BE CHANGED?

Yes. If we agree, you may have the Annuity Commencement Date shown on the Policy Data Page changed to an earlier date or deferred to a later date. You must notify us in writing of your wish to change the date at least one month before the Annuity Commencement Date.

                SECTION TWO - INCOME PAYMENTS OF POLICY PROCEEDS

2.1 HOW ARE INCOME PAYMENTS MADE?

If you and the Annuitant, if you are not the Annuitant, are alive, and this policy is in force on the Annuity Commencement Date, we will make Income Payments under the Life Income Payment Option. If the Accumulation Value of this policy is less than $2,000 on the Annuity Commencement Date, payment will be made in a single sum.

2.2 HOW ARE PAYMENTS MADE UNDER THE LIFE INCOME PAYMENT OPTION?

We will make equal payments each month during the lifetime of the Annuitant. Once Life Income Payments start, they do not change and are guaranteed for 10 years even if the Annuitant dies sooner. We may require that the Payee submit proof of the Annuitant's survivorship as a condition for future Income Payments.

2.3 HOW ARE LIFE INCOME PAYMENT AMOUNTS DETERMINED?

Life Income Payments are based on the annuity premium rate in effect when the first Income Payment is due, however, the premium rate will not be less than the corresponding minimum amount shown in the Life Income Payment Option Table. These minimum amounts are based on the 1983 Table a with Projection Scale G and with interest compounded annually at 3%.

When asked, we will state in writing what the minimum amount of each monthly Income Payment would be under this provision. It is based on the sex and adjusted Age of the Annuitant. To find the adjusted Age in the year the first Income Payment is due, we increase or decrease the Annuitant's Age at that time, according to the following table:

 2003-2005     2006-2015       2016-2025      2026-2035       2036 & later
----------------------------------------------------------------------------
    +1             0              -1             -2               -3

LIFE INCOME PAYMENT OPTION TABLE

(Minimum Monthly Payment Guaranteed for 10 years for $1,000 of Proceeds)
-------------------------------------------------------------------------------
Adjusted Age                                   Male                   Female
60                                             4.46                    4.03
61                                             4.55                    4.11
62                                             4.66                    4.19
63                                             4.76                    4.27
64                                             4.87                    4.37

65                                             4.99                    4.46
66                                             5.11                    4.57
67                                             5.24                    4.67
68                                             5.38                    4.79
69                                             5.52                    4.91

70                                             5.66                    5.04
71                                             5.81                    5.18
72                                             5.96                    5.32
73                                             6.12                    5.47
74                                             6.28                    5.63

75                                             6.45                    5.79
76                                             6.61                    5.96
77                                             6.78                    6.14
78                                             6.96                    6.32
79                                             7.13                    6.51

80                                             7.30                    6.70
81                                             7.46                    6.89
82                                             7.63                    7.07
83                                             7.78                    7.26
84                                             7.93                    7.44

85+                                            8.07                    7.62





203-195                                                         PAGE 9

2.4 ARE THERE ANY OTHER METHODS OF INCOME PAYMENT?

Yes. You may elect to have the Accumulation Value paid to you in a single sum, or if we agree, the proceeds may be placed under some other Income Payment option.

                  SECTION THREE - ANNUITANT, OWNER, BENEFICIARY

3.1 WHAT ARE THE RIGHTS OF OWNERSHIP OF THIS POLICY?

As the Owner, you have the right to change the Beneficiary or the Owner of this policy. These rights are nonforfeitable and include the right to receive Income Payments or to name a Payee to receive these Income Payments.

3.2 MAY THE OWNER BE DIFFERENT FROM THE ANNUITANT?

Yes, but unless it is indicated on the Policy Data Page, or unless ownership is subsequently changed, you are both the Annuitant and Owner of this policy.

3.3 HOW DO YOU CHANGE THE OWNER OF THIS POLICY?

You may change the Owner of this policy, from yourself to a new Owner, in a notice you sign which gives us the facts that we need. This change will take effect as of the date we receive your signed notice, subject to any payment we made or action we took before recording the change. When this change takes effect, all rights of ownership in this policy will pass to the new Owner. Changing the Owner does not change the Beneficiary or the Annuitant.

3.4 MAY MORE THAN ONE BENEFICIARY BE NAMED?

Yes. You may name more than one Beneficiary. Multiple Beneficiaries may be classified as first, second, and so on. If two or more beneficiaries are named in a class, their shares in any amount payable may be stated. Any amount payable to a Beneficiary will be applied to any first Beneficiaries who survive you. If no first Beneficiaries survive, payment will be made to any surviving in the second class, and so on. Those who survive in the same class have an equal share to the extent possible in any amount payable, unless the shares are stated otherwise. No amount will be payable to a Beneficiary if you die after the end of an Income Payment period under any payment option.

3.5 MAY YOU CHANGE A BENEFICIARY?

Yes. You may change a Beneficiary during the lifetime of the Annuitant or Owner, if you are not the Annuitant, in a signed notice that is satisfactory to us. When we record a change, it will take effect as of the date we receive your signed notice, subject to any payment we made or action we took before recording the change.

3.6 WHAT HAPPENS IF THE ANNUITANT DIES BEFORE THE ANNUITY COMMENCEMENT DATE?

When we have proof that the Annuitant has died before the Annuity Commencement Date, upon receipt of all necessary information, we will pay to the Beneficiary(s) an amount equal to the greater of:

a) the Accumulation Value of this policy, less any Premium Credits credited to the Accumulation Value if the credits occur within the immediately preceding 12 months of the date of death, or

b) the sum of all Premium Payments paid, less Premium Credits if the credits occur within the immediately preceding 12 months of the date of death, less the amount of any Partial Withdrawals, Surrender Charges, Service Charges and rider charges assessed, or

c) the Reset Value on the last Reset Anniversary of this policy, plus, since the last Reset Anniversary, any Premium Payments, plus any Premium Credits credited to this policy, unless the credit occurs within the immediately preceding 12 months of the date of death, less any Proportional Withdrawals, Surrender Charges on those Proportional Withdrawals, less any rider charges since the last Reset Anniversary.

Payment will be made in a single sum, or in accordance with the Beneficiary's election as provided for in Section 3.10. The Accumulation Value will be calculated as of the date we receive due proof of death and all requirements necessary to make the payment. This policy will end on such date. However, if you are not the Annuitant, the Annuitant was your spouse, and you are the sole primary Beneficiary, you may elect in writing to continue this policy with you as the new Annuitant.

3.7 WHAT HAPPENS IF THE ANNUITANT DIES AFTER THE ANNUITY COMMENCEMENT DATE?

If the Annuitant dies after the Annuity Commencement Date, but before the end of the guaranteed period of the Income Payments, we will continue to make these payments to the Beneficiary for the remainder of the Income Payment period. No amount will be payable to a Beneficiary if the Annuitant dies after the end of an Income Payment period under any payment option.



203-195                                                         PAGE 10

3.8 WHAT HAPPENS IF YOU DIE BEFORE THE ANNUITY COMMENCEMENT DATE?

If you are not the Annuitant, and if you die before the Annuity Commencement Date, when we have proof of your death, upon receipt of all necessary information, we will pay to the Beneficiary an amount equal to the greater of:

a) the Accumulation Value of this policy, less any Premium Credits credited within the immediately preceding 12 months of the date of death, or

b) the sum of all Premium Payments paid, less Premium Credits if the credits occur within the immediately preceding 12 months of the date of death, less the amount of any Partial Withdrawals, Surrender Charges, Service Charges and rider charges assessed, or

c) the Reset Value on the last Reset Anniversary of this policy, plus, since the last Reset Anniversary, any Premium Payments, plus any Premium Credits credited to this policy, unless the credit occurs within the immediately preceding 12 months of the date of death, less any Proportional Withdrawals, Surrender Charges on those Proportional Withdrawals, less any rider charges since the last Reset Anniversary.

Payment will be made in a single sum or in accordance with the Beneficiary's election as provided for in Section 3.10. The Accumulation Value will be calculated as of the date we receive due proof of death and all requirements necessary to make payment. This policy will end on such date. However, if you are not the Annuitant and your surviving spouse is the sole primary Beneficiary, your spouse may elect in writing to become the new Owner of this policy.

3.9 WHAT HAPPENS IF YOU DIE AFTER THE ANNUITY COMMENCEMENT DATE?

If you die before the Annuitant, we will make payment to the Beneficiary in an amount equal to the present value of remaining Income Payments under a fixed option or the current value of any amount remaining with us under a variable option if then available. That amount will be determined based on the method, interest rate and mortality table used to determine the monthly Income Payment.

3.10 DOES A BENEFICIARY HAVE TO ACCEPT THE ACCUMULATION VALUE OF THIS POLICY AT YOUR DEATH?

Upon receiving proof of your death, full payment will be made within five (5) years after the date of your death to the Beneficiary. Your Beneficiary is not required to accept the Accumulation Value of this policy if, while the Annuitant is alive, you or the Beneficiary (after your death), choose in a signed notice which gives us the facts that we need, to have all or part of this payment placed under the Life Income Payment Option or any other payment option for the Beneficiary. Payment under the option must be for the life of the Beneficiary or for a number of years that is not more than the life expectancy of the Beneficiary, at the time of your death (as determined for federal tax purposes), and must begin within one year after your death.

3.11 WHAT HAPPENS IF YOUR SPOUSE IS THE BENEFICIARY?

If your spouse is the sole primary Beneficiary and you die before the Annuity Commencement Date, this policy may be continued with your spouse as the new Owner. If you are also the Annuitant, your spouse will become the new Annuitant. If your spouse chooses to continue this policy, no death benefit proceeds will be paid as a consequence of your death.

3.12 WHAT HAPPENS IF A BENEFICIARY WHO IS RECEIVING INCOME PAYMENTS DIES?

Each remaining Income Payment will be made to those Beneficiaries in the same class who are alive when that payment becomes due. If no Beneficiary for any amount payable, or for a stated share, survives you, the right to this amount or this share will pass to your estate.

3.13 WHAT HAPPENS IF NO BENEFICIARY SURVIVES THE ANNUITANT?

If no Beneficiary for any amount payable is alive at the death of the Annuitant, the right to this amount or this share will pass to you or, in the case of your death, to your estate. Payment of the proceeds will be made in a single sum to your estate. If any Beneficiary dies at the same time as you, or within 15 days after your death, but before we receive proof of your death, we will pay any amount payable as though the Beneficiary died first.


203-195                                                         PAGE 11

                         SECTION FOUR - PREMIUM PAYMENTS

4.1 HOW ARE PREMIUM PAYMENTS CREDITED?

If we have received all of the information we require to issue this policy, the initial Premium Payment will be credited within two Business Days after receipt. Additional Premium Payments will be credited to this policy as of the Purchase Date.

4.2 ARE THERE ANY LIMITATIONS REGARDING THE AMOUNTS AND FREQUENCY OF PREMIUM PAYMENTS?

At any time before the maximum age shown on the Policy Data Page, during the lifetime of the Annuitant or Owner, if you are not the Annuitant, and before settlement of this policy under the `Income Payments Of Policy Proceeds' section, Premium Payments may be made at any interval and by any method we make available. The initial Premium Payment is the amount shown on the Policy Data Page. The minimum Premium Payment you can make, as well as the frequency of the Premium Payments, is shown on the Policy Data Page. We reserve the right to limit the dollar amount of any additional Premium Payments.

4.3 HOW ARE PREMIUM PAYMENTS ALLOCATED?

The initial Premium Payment may be applied to one or more of the Allocation Alternatives and to the DCA Advantage Plan Account shown on the Policy Data Page or to any other Investment Division(s) which may be made available by us for this policy, in accordance with established procedures. All additional Premium Payments will be allocated as requested unless subsequently changed by you.

4.4 MAY THE ALLOCATION ALTERNATIVES FOR PREMIUM PAYMENTS BE CHANGED?

Yes. The allocation for Premium Payments may be changed among the Allocation Alternatives after the Issue Date shown on the Policy Data Page in accordance with established procedures. Premium Payments received after the date on which we receive your notice will be applied on the basis of the new instructions. You must indicate what percentage of each Premium Payment to allocate to the Allocation Alternatives. The minimum amount of a Premium Payment that can be allocated to an Allocation Alternative is shown on the Policy Data Page. We reserve the right to limit the maximum amount of a Premium Payment that may be allocated to any one Allocation Alternative.

4.5 MAY THE CORPORATION TERMINATE THIS POLICY?

It may happen that no Premium Payment has been received for two or more consecutive years and both (a) the sum of all Premium Payments for this policy, less any Partial Withdrawals and any Surrender Charges, and (b) the Accumulation Value, are less than $2,000. If so, we have the right, subject to any applicable state law or regulation, to terminate this policy by paying you the Accumulation Value in a single sum. We will notify you of our intention to exercise this right and allow you 90 days to make a Premium Payment.


                        SECTION FIVE - ACCUMULATION VALUE

5.1 WHAT IS THE PREMIUM CREDIT AND HOW IS IT CREDITED?

The Premium Credit is an additional crediting to this policy's Accumulation Value. Premium Credits are not considered Premium Payments for purposes of any discussion in this policy. The amount credited is a percentage (the "Premium Credit Rate") of each Premium Payment received and is applied to this policy's Accumulation Value concurrent with this Premium Payment received. The Premium Credit Rate(s) will be set in advance at least once a year. The Premium Credit Rate will never be less than the rate shown on the Policy Data Page. The Premium Credit is allocated to the Allocation Alternative(s) and/or the DCA Advantage Plan Account in the same percentages as the Premium Payment. The Premium Credit Rate applicable to the initial Premium Payment is shown on the Policy Data Page. Subsequent Premium Payments will receive the Premium Credit Rate in effect at the time the Premium Payment is received.

5.2 CAN THE PREMIUM CREDIT BE DEDUCTED FROM THE ACCUMULATION VALUE?

The Premium Credit may be deducted from your policy if you elect to return your policy under the terms of the Right to Return Policy provision on the face page of this policy. We will also deduct any Premium Credits credited within the immediately preceding 12 months of the date of death. The amount deducted will be an amount equal to the Premium Credit(s) credited to your policy without regard to the Premium Credit's current value.

5.3 HOW IS THE ACCUMULATION VALUE CALCULATED?

On any day on or before the Annuity Commencement Date, the Accumulation Value of this policy is equal to:





203-195                                                         PAGE 12

a) the Fixed Account Accumulation Value, which is: the sum of Premium Payments and transfers allocated to the Fixed Account, plus any Premium Credits and interest credited on those Premium Payments, Premium Credits, and transfers, less transfers and any Partial Withdrawals from the Fixed Account, and less any Surrender Charges, Service Charges and rider charges that may have already been assessed from the Fixed Account, plus

b) the Variable Accumulation Value, which is: the sum of the products of the current Accumulation Unit's value(s) for each of the Investment Divisions of the Separate Account multiplied by the number of Accumulation Units held in the respective Investment Divisions, plus

c) the DCA Advantage Plan Account Accumulation Value, which is, the sum of Premium Payments allocated to the DCA Advantage Plan Account, plus any Premium Credits and interest credited on those Premium Payments and Premium Credits, less transfers and any Partial Withdrawals from the DCA Advantage Plan Account, and less any Surrender Charges, Service Charges and rider charges that may have already been assessed from the DCA Advantage Plan Account.

The Fixed Account Accumulation Value, the DCA Advantage Plan Account Accumulation Value and death benefits that are available are not less than the minimum benefits required by law.

The instances in which Surrender Charges will be assessed and the amount of those charges are explained in Section Six herein. When you ask us, we will tell you how much Accumulation Value there is.

                     SECTION SIX - CHARGES AND DISTRIBUTIONS

6.1 WHEN CAN YOU SURRENDER THIS POLICY?

At any time, on or before the Annuity Commencement Date, after this policy has an Accumulation Value, you may surrender it for the Accumulation Value, less any Service Charges and/or Surrender Charges that may apply. Surrender Charges are explained in Section 6.4, and Service Charges are explained in Section 6.6.

6.2 WHEN CAN YOU MAKE A PARTIAL WITHDRAWAL FROM THIS POLICY?

After this policy has an Accumulation Value, you may request a Partial Withdrawal by sending us a written request at least 30 days before the Annuity Commencement Date and while the Annuitant and Owner, if you are not the Annuitant, are alive. The Partial Withdrawal may be for a selected amount or a percentage of the Accumulation Value. The minimum amount you may withdraw is shown on the Policy Data Page. You must indicate how it is to be withdrawn from the Allocation Alternatives and/or from the DCA Advantage Plan Account. However, if you do not specify which Allocation Alternatives and/or the DCA Advantage Plan Account, NYLIAC will withdraw the money on a pro-rata basis from each Allocation Alternative and/or from the DCA Advantage Plan Account. A Surrender Charge, which applies separately to each Premium Payment as explained in Section 6.4, will be assessed as shown on the Policy Data Page, except as provided in
Section 6.5. If your request for a Partial Withdrawal is greater than the amount in the Allocation Alternative(s) and/or in the DCA Advantage Plan Account, we will pay you the entire value of that Allocation Alternative(s) and/or the DCA Advantage Plan Account, less any Surrender Charges that may apply. The minimum amount that must remain in the policy after a Partial Withdrawal is shown on the Policy Data Page.

6.3 WHEN WILL A PARTIAL WITHDRAWAL OR SURRENDER BE PROCESSED?

We will pay any Partial Withdrawal or surrender proceeds within seven (7) days after we receive all the necessary requirements. The Partial Withdrawal or surrender value to be paid will be determined on the date we receive all requirements. However, it may happen that the New York Stock Exchange is closed for trading (other than the usual Business Day) or the Securities and Exchange Commission restricts trading or determines that an emergency exists. If so, it may not be practical for us to determine the investment experience of the Separate Account. In that case, we may defer payment of Partial Withdrawals or surrender proceeds. When permitted by law, we may defer payment of any Partial Withdrawal or full surrender request from the Fixed Account and/or from the DCA Advantage Plan Account for up to six (6) months from the Partial Withdrawal or surrender request date. Interest will be paid on any amount deferred for 30 days or more. This rate will be at least three and one half percent (3.5%).

It may also happen that a request for a Partial Withdrawal would cause the total Accumulation Value of this policy to fall below $2,000. If so, we may not process the Partial Withdrawal request.




203-195                                                         PAGE 13

6.4 HOW MUCH IS THE SURRENDER CHARGE?

A Surrender Charge applies separately to each Premium Payment. The amount of this charge if any, will be a percentage, as shown on the Policy Data Page, applied to the Accumulation Value of the amount withdrawn or surrender proceeds, which, when added to the amount of all prior Surrender Charge-free Partial Withdrawals occurring during the current Policy Year, exceed the greater of:

a) ten percent (10%) of the current Accumulation Value of this policy less any prior Surrender Charge free Partial Withdrawals made during the current Policy Year, or

b) that portion of the Accumulation Value that exceeds the total Premium Payments made to this policy.

In no event will the aggregate Surrender Charge applied under the policy exceed eight and one half percent (8.5%) of the total Premium Payments.

For the initial Premium Payment, the Surrender Charge will be calculated from the Policy Date. For each subsequent Premium Payment, the Surrender Charge will be calculated from the Purchase Date of each Premium Payment. Therefore, for purposes of calculating the Surrender Charge for additional Premium Payments, the second Purchase Year begins on the first anniversary of that additional Premium Payment, the third Purchase Year begins on the second anniversary of that additional Premium Payment, and so on. Upon a Partial Withdrawal or surrender, the Premium Payments producing the lowest Surrender Charge will be surrendered first. If more than one Premium Payment produces the same Surrender Charge, the oldest of those Premium Payments will be surrendered first. Once Surrender Charges have been assessed on an amount equal to the total Premium Payments made, no further Surrender Charges will apply.

6.5 ARE SURRENDER CHARGES EVER WAIVED?

Yes.  Surrender Charges may be waived:

a) when proceeds are paid on the death of the Owner or the Annuitant; or

b) for any Qualified Plan Required Minimum Distribution (RMD) from the Accumulation Value of this policy withdrawn under the RMD Automated Option, unless the aggregated amount of Partial Withdrawals made from this policy during the Policy Year exceeds the RMD amount as calculated by us; or

c) when the Life Income Payment option, as described in Section 2.2, is elected after the first Policy Year; or

d) under conditions specified in any riders or endorsements attached to and made a part of this policy; or

e) if we terminate this policy as explained in Section 4.5.

6.6 ARE SERVICE CHARGES DEDUCTED FROM YOUR POLICY?

An annual Service Charge may be applicable as shown on the Policy Data Page. That charge, if any, will be deducted on each Policy Anniversary and on the date of surrender.

6.7 WHEN ARE STATE PREMIUM TAXES DEDUCTED FROM YOUR POLICY?

When any amount is placed under an Income Payment option on the Annuity Commencement Date, we may deduct from that amount any state premium tax that we are, or were, required to pay. We may also deduct any state premium tax that we are, or were, required to pay when this policy is surrendered for its Accumulation Value.

                        SECTION SEVEN - SEPARATE ACCOUNT

7.1 HOW IS THE SEPARATE ACCOUNT ESTABLISHED AND MAINTAINED?

We have established and maintained the Separate Account under the laws of the State of Delaware. Any realized or unrealized income, net gains, and losses from the assets of the Separate Account are credited or charged to it without regard to our other income.

7.2 HOW ARE THE SEPARATE ACCOUNT ASSETS INVESTED?

The Separate Account invests its assets in shares of the Eligible Portfolios of the Fund. Fund shares are purchased, redeemed, and valued on behalf of the Separate Account. The Separate Account is divided into Investment Divisions. We reserve the right to add or remove any Investment Division of the Separate Account.



203-195                                                         PAGE 14

7.3 TO WHOM DO THE ASSETS IN THE SEPARATE ACCOUNT BELONG?

The assets in the Separate Account are our property. The Separate Account assets equal the reserves and other policy liabilities of the Separate Account. Those assets will not be chargeable with liabilities arising out of any other business we conduct. We reserve the right to transfer assets of an Investment Division, in excess of the reserves and other policy liabilities with respect to that Investment Division, to another Investment Division or to our General Account.

7.4 HOW WILL THE ASSETS OF THE SEPARATE ACCOUNT BE VALUED?

We will determine the value of the assets for the Separate Account on each Business Day. The assets of the Separate Account will be valued at fair market value, as determined in accordance with a method of valuation that we establish in good faith. However, it may happen that the New York Stock Exchange is closed for trading (other than the usual Business Day), or the Securities and Exchange Commission restricts trading or determines that an emergency exists. If so, it may not be practical for us to determine the investment experience of the Separate Account. In that case, we may defer transfers among the Investment Divisions and to the Fixed Account.

7.5 CAN WE TRANSFER ASSETS OF THE SEPARATE ACCOUNT TO ANOTHER SEPARATE ACCOUNT?

Yes. We reserve the right to transfer assets of the Separate Account, which we determine to be associated with the class of policies to which this policy belongs, to another Separate Account. If this type of transfer is made, the term "Separate Account" as used in this policy, will then mean the Separate Account to which the assets were transferred.

7.6 WHAT OTHER RIGHTS DO WE HAVE?

We also reserve the right, when permitted by law, to:

a) de-register the Separate Account under the Investment Company Act of 1940,

b) manage the Separate Account under the direction of a committee at any time,

c) restrict or eliminate any of the voting rights of Owners or other persons who have voting rights as to the Separate Account, and

d) combine the Separate Account with one or more other Separate Accounts.

7.7 CAN A CHANGE IN THE OBJECTIVE OF THE FUND BE MADE?

Yes. When required by law or regulation, an objective of the Fund can be changed. The objective of the Fund will not be changed unless approved by the appropriate insurance official of the State of Delaware or deemed approved in accordance with such law or regulation. If so required, the request to obtain such approval will be filed with the insurance official of the state or the district in which this policy is delivered.

7.8 IF THE ASSETS IN THE SEPARATE ACCOUNT BELONG TO US, WHAT DO YOUR PREMIUM PAYMENTS PURCHASE?

The Variable Accumulation Value in the Investment Divisions of the Separate Account prior to the Annuity Commencement Date is represented by Accumulation Units. Premium Payments allocated or transferred to the Investment Divisions will be applied to provide Accumulation Units in those Investment Divisions.

7.9 HOW IS THE NUMBER OF ACCUMULATION UNITS DETERMINED?

That portion of each Premium Payment or Premium Credit allocated or transferred to a designated Investment Division of the Separate Account is credited to this policy in the form of Accumulation Units. The number of Accumulation Units credited to this policy is determined by dividing the amount allocated or transferred to each Investment Division by the Accumulation Unit value for that Investment Division for the Valuation Period during which the Premium Payment, Premium Credit, or transfer request and all required documentation is received.

That portion of each Partial Withdrawal, Surrender Charge, Policy Service Charge, rider charge or transfer from a designated Investment Division of the Separate Account is deducted from this policy in the form of Accumulation Units. The number of Accumulation Units deducted from this policy is determined by dividing the amount withdrawn or transferred from each Investment Division by the Accumulation Units' value for that Investment Division for the Valuation Period.

The value of an Accumulation Unit will vary in accordance with the investment experience of the Eligible Portfolios in which the Investment Divisions invest. The number of Accumulation Units in a policy will not, however, change as a result of any fluctuations in the value of an Accumulation Unit.



203-195                                                         PAGE 15

7.10 HOW IS THE VALUE OF AN ACCUMULATION UNIT DETERMINED?

The value of an Accumulation Unit on any Business Day is determined by multiplying the value of that unit on the immediately preceding Business Day by the net investment factor for the Valuation Period. The net investment factor for this policy used to calculate the value of an Accumulation Unit in any Investment Division of the Separate Account for the Valuation Period is determined by dividing (a) by (b) and subtracting (c) from the result, where:

a) is the sum of:

    1) the net asset value of a Fund share held in the Separate Account for that Investment Division determined at the end of the current Valuation
       Period, plus

    2) the per share amount of any dividend or capital gain distributions made by the Fund for shares held in the Separate Account for that Investment Division if the ex-dividend date occurs during the Valuation Period.

b) is the net asset value of a Fund share held in the Separate Account for that Investment Division determined as of the end of the immediately preceding Valuation Period.

c) is a factor representing the mortality and expense risk fee and administrative charges that is equal, on an annual basis, to a percentage, as shown on the Policy Data Page, of the daily net asset value of a Fund share held in the Separate Account for that Investment Division.

Mortality and expense results will not adversely affect the dollar amount of the Variable Accumulation Value.

The net investment factor may be greater or less than one. Therefore, the Accumulation Unit value may increase or decrease.

The net asset value of a Fund share held in the Separate Account reflects a fee paid to an investment advisor for investment advisory services provided.

7.11 CAN YOU TRANSFER FROM THE INVESTMENT DIVISIONS TO THE DCA ADVANTAGE PLAN ACCOUNT?

No. Transfers may not be made into the DCA Advantage Plan Account. For transfers made from the DCA Advantage Plan Account to the Investment Divisions, see Section Nine.

7.12 CAN YOU TRANSFER BETWEEN INVESTMENT DIVISIONS AND TO THE FIXED ACCOUNT?

Yes. Transfers of the Accumulation Value may be made between Investment Divisions of the Separate Account and to the Fixed Account. For transfers made from the Fixed Account to the Investment Divisions, see Section Eight.

7.13 HOW DO YOU TRANSFER THE ACCUMULATION VALUE BETWEEN INVESTMENT DIVISIONS AND TO THE FIXED ACCOUNT?

Prior to 30 days before the Annuity Commencement Date, amounts may be transferred between Investment Divisions of the Separate Account and to the Fixed Account, in accordance with established procedures.

In addition to a request for a one-time transfer, transfers may be made on an automatic basis based on established procedures.

Dollar Cost Averaging Option
You may specify a specific dollar amount to be transferred from any Investment Division to any combination of Investment Divisions and/or to the Fixed Account. We will automatically transfer the specific dollar amount into the Investment Divisions and/or to the Fixed Account in accordance with established procedures. This option is called Dollar Cost Averaging.

In order to elect this option the Variable Accumulation Value must equal the minimum value shown on the Policy Data Page. The minimum amount that must be transferred to or from an Investment Division, or to the Fixed Account is shown on the Policy Data Page.

Transfers under the Dollar Cost Averaging option are not available from the Fixed Account.

Automatic Asset Reallocation Option
You may specify a specific percentage of the Variable Accumulation Value allocated to each Investment Division at a pre-set level. If you elect this reallocation option, we will automatically transfer your Variable Accumulation Value back to the percentages you specify in accordance with established procedures. This option is called Automatic Asset Reallocation.

In order to elect this option, the Variable Accumulation Value must equal the minimum value shown on the Policy Data Page. The minimum amount that must be allocated among the Investment Divisions under this option is shown on the Policy Data Page.




203-195                                                         PAGE 16

You may not elect the Dollar Cost Averaging and Automatic Asset Reallocation options at the same time.

7.14 ARE THERE LIMITS ON WHAT YOU MAY TRANSFER BETWEEN INVESTMENT DIVISIONS AND TO THE FIXED ACCOUNT?

Except in connection with transfers made under the Dollar Cost Averaging or Automatic Asset Reallocation options, the minimum amount that can be transferred is the lesser of the amount shown on the Policy Data Page or the value of all remaining Accumulation Units in the Investment Division. The Investment Division from which the transfer is being made must maintain the minimum balance as shown on the Policy Data Page after the transfer is completed. If, after a transfer, the value of the remaining Accumulation Units in an Investment Division would be less than the minimum, we have the right to include that amount as part of the transfer.

We reserve the right to apply a charge, as shown on the Policy Data Page. Any transfer made on an automatic basis will not be counted for purposes of determining the maximum number of transfers as specified on the Policy Data Page.

Transfers may not be made into the Fixed Account if there were transfers out of the Fixed Account within the six-month period prior to the transfer request, unless the transfer is part of the Interest Sweep option, as explained in
Section 8.5.

We reserve the right to limit the amount, which may be transferred to any one Allocation Alternative

Your right to make transfers under this policy is subject to modification if we determine, in our sole discretion, that the exercise of that right will disadvantage or potentially hurt the rights or interest of other policy Owners. Such restrictions may be applied in any manner reasonably designed to prevent any use of the transfer right, which is considered to be to the actual or potential disadvantage of other policy Owners.

                          SECTION EIGHT - FIXED ACCOUNT

8.1 HOW ARE THE FIXED ACCOUNT ASSETS INVESTED?

Premium Payments allocated to, or amounts transferred to, the Fixed Account are held in NYLIAC's General Account. NYLIAC invests the assets of the General Account in accordance with applicable law governing the investments of insurance company General Accounts. NYLIAC's General Account assets are all of its assets other than those allocated to the Separate Account. NYLIAC's General Account assets support all of its liabilities except Separate Account liabilities.

8.2 HOW IS THE FIXED ACCOUNT VALUED?

Premium Payments allocated to, or amounts transferred to the Fixed Account are credited with interest at an interest rate we set from time to time. This rate will never be less than the minimum guaranteed fixed rate shown on the Policy Data Page.

We will set an interest rate in advance at least once a year. All Premium Payments allocated to, or amounts transferred to, the Fixed Account will receive the rate declared for that period for one (1) year. Thereafter, the rate applicable to those amounts will change on the anniversary of each Premium Payment or any part of a Premium Payment allocated to the Fixed Account, or for any amount transferred to the Fixed Account. The new rate will be the rate we declare, and is in effect on the anniversary of the Premium Payment or any part of that Premium Payment allocated to the Fixed Account or any amount transferred to the Fixed Account.

The amount in the Fixed Account is equal to the sum of Premium Payments and transfers allocated to the Fixed Account, plus any Premium Credits and interest credited on those Premium Payments, Premium Credits and transfers, less transfers and any Partial Withdrawals from the Fixed Account, and less any Surrender Charges, Service Charges and any rider charges that may have already been assessed from the Fixed Account.

8.3 CAN TRANSFERS BE MADE FROM THE FIXED ACCOUNT TO THE DCA ADVANTAGE PLAN ACCOUNT?

No. Transfers may not be made from the Fixed Account to the DCA Advantage Plan Account under the DCA Advantage Plan.

8.4 CAN TRANSFERS BE MADE FROM THE FIXED ACCOUNT TO THE INVESTMENT DIVISIONS?

Yes. Each Policy Year you may transfer from the Fixed Account to the Investment Divisions with certain limitations, see Section 8.5.

8.5 HOW DO YOU TRANSFER THE FIXED ACCUMULATION VALUE TO THE INVESTMENT
DIVISIONS?

Prior to 30 days before the Annuity Commencement Date, amounts may be transferred from the Fixed Account to the Investment Divisions. Transfer



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requests must be in writing on a form approved by us or by telephone in accordance with established procedures. Each transfer must be for an amount not less than that shown on the Policy Data Page. The sum of all transfers from the Fixed Account in a Policy Year may not be greater than the maximum percentage as shown on the Policy Data Page, unless we agree otherwise. A minimum amount, as shown on the Policy Data Page, must remain in the Fixed Account after a transfer. If after a transfer, the Fixed Accumulation Value would fall below the minimum, the remaining amount will be allocated to the Investment Division(s) in the same proportion as the transfer request.

In addition, transfers may be made on an automatic basis from the Fixed Account based on established procedures.

Interest Sweep Option
For the interest earned on monies allocated or transferred to the Fixed Account, you may request transfers from the Fixed Account to any combination of Investment Divisions. This option is called Interest Sweep. The minimum Fixed Accumulation Value required to elect this option is shown on the Policy Data Page. If the Interest Sweep option would cause an amount greater than the maximum amount shown on the Policy Data Page to be transferred from the Fixed Account, the transfer may not be processed and the Interest Sweep option may be canceled.

The Interest Sweep option may be requested in addition to the Dollar Cost Averaging option, the Automatic Asset Reallocation option, or the DCA Advantage Plan.

8.6 HOW WILL PARTIAL WITHDRAWALS AND TRANSFERS BE DEDUCTED FROM THE FIXED
ACCOUNT?

Partial Withdrawals and transfers will be made from the Fixed Account in the following sequence: first from the Fixed Account Accumulation Value attributed to the initial Premium Payment, then from the Fixed Account Accumulation Value attributed to subsequent allocations and transfers in the order received.

                        SECTION NINE - DCA ADVANTAGE PLAN

9.1 HOW ARE THE DCA ADVANTAGE PLAN ACCOUNT ASSETS INVESTED?

Premium Payments allocated to the DCA Advantage Plan Account are held in NYLIAC's General Account. NYLIAC invests the assets of the General Account in accordance with applicable law governing the investments of insurance company General Accounts. NYLIAC's General Account assets are all of its assets other than those allocated to the Separate Account. NYLIAC's General Account assets support all of its liabilities except Separate Account liabilities.

9.2 HOW IS THE DCA ADVANTAGE PLAN ACCOUNT VALUED?

Under the DCA Advantage Plan, we will specify a DCA Advantage Plan Account having a specific expiration date. We will set interest rates in advance at least annually for each date on which Premium Payments may be received for allocation to a DCA Advantage Plan Account. The rate will never be less than the Minimum Guaranteed DCA Advantage Plan Account Interest Rate shown on the Policy Data Page. The DCA Advantage Plan Account available on the Issue Date is shown on the Policy Data Page.

The amount held with respect to the DCA Advantage Plan Account is equal to the initial and any subsequent Premium Payments allocated into the DCA Advantage Plan Account, plus any Premium Credits and interest credited at the rate specified for each Premium Payment, less transfers and any Partial Withdrawals from the DCA Advantage Plan Account, and less any Surrender Charges, Service Charges and any rider charges that may have already been assessed from the DCA Advantage Plan Account.

The minimum Premium Payment that may be allocated to the DCA Advantage Plan Account is specified on the Policy Data Page. Premium Payments and Premium Credits allocated to the DCA Advantage Plan Account will receive the applicable interest rate as of the Business Day received by us. Interest rates for subsequent Premium Payments and Premium Credits allocated to the DCA Advantage Plan Account may be different from the rate applied to the initial Premium Payment and Premium Credit.

9.3 CAN TRANSFERS BE MADE FROM THE DCA ADVANTAGE PLAN ACCOUNT TO THE FIXED ACCOUNT?

Yes. Transfers may be made to the Fixed Account.

9.4 HOW DO YOU TRANSFER THE DCA ADVANTAGE PLAN ACCOUNT VALUE TO THE INVESTMENT DIVISIONS?

At the time you elect the DCA Advantage Plan Account, you must tell us into which Allocation Alternative(s) you want the DCA Advantage Plan



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Account value allocated. We will automatically transfer amounts from your DCA
Advantage Plan Account into the Allocation Alternative(s) in proportional periodic amounts in accordance with your instructions and in accordance with established procedures.

In no event may the expiration date of the DCA Advantage Plan Account you elect extend beyond your Annuity Commencement Date.

The DCA Advantage Plan may be requested in addition to the Dollar Cost Averaging option, the Automatic Asset Reallocation option, or the Interest Sweep option.

9.5 HOW WILL PARTIAL WITHDRAWALS AND TRANSFERS BE DEDUCTED FROM THE DCA ADVANTAGE PLAN ACCOUNT?

Partial Withdrawals and transfers will be made from the DCA Advantage Plan Account in the following sequence: first from the DCA Advantage Plan Account Accumulation Value attributed to the initial Premium Payment, then from the DCA Advantage Plan Account Accumulation Value attributed to subsequent allocations in the order received.

                        SECTION TEN - GENERAL PROVISIONS

10.1 WHAT CONSTITUTES THE ENTIRE CONTRACT?

This entire contract consists of this policy, any attached riders, endorsements, and copy of the application, if attached. Only our Chairman, President, Secretary, or one of our Executive Officers may change the policy and then only in writing. No change will be made in the contract unless you agree to it in writing, or by telephone, in accordance with established procedures. No Registered Representative is authorized to change this contract or waive any provisions of this contract.

10.2 HOW IMPORTANT IS THE INFORMATION YOU PROVIDE FOR THIS POLICY?

In issuing this policy, we have relied on the information you provided. If you signed an application for this policy, we have relied on the statements made on the application in issuing this policy. All such statements are deemed to be representations and not warranties. We assume these statements are true and complete to the best of the knowledge and belief of those who made them. No statement made in connection with the application will be used by us to void this policy unless that statement is a material misrepresentation and it is part of this policy.

10.3 WILL WE BE ABLE TO CONTEST THIS POLICY?

We will not contest this policy after it has been in force during the lifetime of the Annuitant for two years from the Issue Date.

10.4 HOW ARE THE DATES REFERRED TO IN THIS POLICY MEASURED?

Policy Years, months, and anniversaries are measured from the Policy Date, except where otherwise specified.

10.5 HOW IS A PERSON'S AGE CALCULATED FOR THE PURPOSE OF THIS POLICY?

In this policy when we refer to a person's Age on any date, we mean his or her Age attained at his or her last birthday.

10.6 WHAT HAPPENS IF IN THIS POLICY WE REFER TO A PERSON'S AGE OR SEX
INCORRECTLY?

If a date on the Policy Data Page is based on an Age that is not correct, we may change the date to reflect the correct Age. If the Age or sex of the Annuitant shown on the Policy Data Page is not correct as stated, any amount payable under this policy will be what would have been purchased at the correct Age and sex. If payments were made based on an incorrect Age or sex, we will increase or reduce a later payment or payments to adjust for the error. Any adjustment will include interest, at three and one-half percent (3.5%) per year, from the date of the wrong payment to the date the adjustment is made.

10.7 MAY YOU ASSIGN OR TRANSFER YOUR POLICY?

While the Annuitant is alive, you may assign this policy or any interest in it. If you do this, your interest, and anyone else's, is subject to that of the assignee. As Owner, you still have the rights of Ownership that have not been assigned.

10.8 HOW DO YOU ASSIGN THIS POLICY?

You must provide us with a copy of the assignment. We are not responsible for the validity of any assignment. Any assignment will be subject to any payment previously made by us or any other action we may take before we record the assignment.

10.9 MAY THE ASSIGNEE CHANGE THE OWNER, ANNUITANT, OR BENEFICIARY?

No. The assignee cannot change the Owner, Annuitant, or Beneficiary. The assignee also may not elect an alternative payment option. Any amount payable to the assignee will be made in a single sum.



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10.10 ARE THE PAYMENTS MADE UNDER THE TERMS OF THIS POLICY PROTECTED AGAINST
CREDITORS?

Payments we make under this policy are to the extent the law permits, exempt from the claims, attachments, or levies of any creditors.

10.11 HOW SHOULD PAYMENTS FOR THIS POLICY BE MADE?

Any payments made to us by check or money order must be payable to New York Life Insurance and Annuity Corporation or NYLIAC. When asked, we will give a countersigned receipt, also signed by our President or Secretary, for any Premium Payment made to us.

10.12 HOW IS GUARANTEED INTEREST CALCULATED FOR THIS POLICY?

All guaranteed Accumulation Values referred to in this policy are based on interest compounded annually at the guaranteed rate shown on the Policy Data Page. Each value is at least as much as the value the law requires.

10.13 IS THIS POLICY SUBJECT TO ANY LAW?

Yes. This policy is subject to all laws that apply.

10.14 ARE THERE ANY DIVIDENDS PAYABLE UNDER THIS POLICY?

No. This is a non-participating policy. Therefore, no dividends are payable.




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

NEW YORK LIFE INSURANCE
AND ANNUITY CORPORATION

Executive Office - 51 Madison Avenue
New York, NY 10010

A Stock Company Incorporated in Delaware.

FLEXIBLE PREMIUM DEFERRED VARIABLE ANNUITY

Monthly Income Payments Begin On The Annuity Commencement Date. Premiums May Be Paid During The Annuitant's Lifetime, As Defined Herein. The Amount Of Any Accumulation Value May Increase Or Decrease Based On The Investment Experience Of The Separate Account. Accumulation Values Based On The Performance Of The Separate Account Are Variable And Are Not Guaranteed As To Dollar Amount.

This Policy Is Non-Participating.


















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